UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2010

FRANKLIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-09318	13-2670991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Franklin Parkway, San Mateo, California 94403

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 312-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2010, the Board of Directors of Franklin Resources, Inc. (the “Company”) approved the appointment of Jennifer J. Bolt as the Company’s Executive Vice President and Chief Operating Officer, effective as of such date. Ms. Bolt serves as the principal operating officer of the Company. Ms. Bolt, age 45, has served as Executive Vice President–Operations and Technology of the Company since December 2005. Ms. Bolt was formerly Senior Vice President and Chief Information Officer of the Company from May 2003 to December 2005. Ms. Bolt also has been an officer or director of certain subsidiaries of the Company for more than the past five years. Since April 2004, Ms. Bolt has also served as a director of Keynote Systems, Inc., a public technology corporation.

As of March 16, 2010, Ms. Bolt held certain loans issued by Franklin Templeton Bank & Trust, F.S.B., a wholly-owned subsidiary of the Company (“Franklin Bank”). Such loan transactions were made or entered into in the ordinary course of business by Franklin Bank, and were made or provided on substantially the same terms, including fees, interest rates and collateral, that prevailed at the time for comparable loan transactions with other third parties in arms-length relationships and did not involve more than the normal risk of collectability or present other unfavorable features.

Ms. Bolt is the daughter of Charles B. Johnson, the niece of Rupert H. Johnson, Jr. and Peter M. Sacerdote and the sister of Gregory E. Johnson. Charles B. Johnson is the Chairman of the Board of Directors and a director of the Company, Rupert H. Johnson, Jr. is Vice Chairman and a director of the Company, Peter M. Sacerdote is a director of the Company, and Gregory E. Johnson is the President and Chief Executive Officer and a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN RESOURCES, INC.

Date: March 22, 2010	/s/ Kenneth A. Lewis
	Name:	Kenneth A. Lewis
	Title:	Executive Vice President and Chief Financial Officer